Exhibit 10.1

Letter of Agreement

Whereas, Mary A. Tremblay (the “Employee”) has served Lydall, Inc. (the “Company” or “Lydall”) for 18 years, in most recent years as Vice President, General Counsel and Corporate Secretary, but has expressed a desire to work reduced hours due to family obligations; and

Whereas, the Company values the experience and knowledge of the Employee and desires to retain the Employee,

Now therefore, this Letter of Agreement (“Agreement”) sets forth the understandings and agreements of the Employee and (the Company (hereinafter collectively referred to as the “Parties”) with respect to the part time legal counsel position which Employee will undertake for the two (2) year period commencing and effective upon a date agreed upon by the Company after the hiring of Lydall’s new General Counsel and expiring two (2) years thereafter.

1. The parties understand that while Employee will be performing legal services for Lydall for 20 hours per week on a mutually agreeable schedule, the remainder of her time may be spent independently in pursuits which shall not conflict with Lydall’s business in any manner.

2. At all times throughout the term of this Agreement, Employee will be considered a part time employee of Lydall eligible for such benefits as are afforded to other part time employees of the Company working 20 hours per week.

a. Lydall will provide Employee with an office and such office equipment and supplies as are necessary for her to perform her work.

b. The business expenses incurred by Employee will be reimbursed to her in accordance with Lydall’s normal policies and procedures.

c. Lydall will provide Employee, at no cost to Employee, professional liability (malpractice) insurance coverage under the “Employed Lawyers Professional Liability Policy” as has been provided for her benefit in the past.

d. Employee will have 4 weeks of unpaid vacation per contract year to be taken as mutually agreed by the Parties.

e. Employee will report to the General Counsel of Lydall who will assign Employee such work as General Counsel deems necessary and appropriate in furtherance of Lydall’s business pursuits. Such work may require Employee to travel from time to time, which will be mutually agreeable times consistent with the requirements of the work to be performed.

3. Employee will accurately record all time spent performing work on behalf of Lydall in the Kronos system and include the date the work was performed.

4. Employee will be compensated at the rate of $125.00 per hour for all work performed as evidenced by the Kronos records in accordance with the normal practice of the Company, provided that Employee is guaranteed a minimum of 960 hours of work per year of the Agreement. Lydall will withhold, on Employee’s behalf, such sums as required for payroll or income tax or any other tax, unemployment insurance, Social Security, or other withholding pursuant to any law or requirement of any governmental body.

5. The Company may terminate the Employee’s employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud by the Employee relating to the performance of her services to the Company; (ii) a breach by the Employee of her duties or responsibilities under the Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) the Employee’s conviction of a felony or any crime involving moral turpitude; (iv) the Employee’s material failure (for reasons other than death or Disability) to perform her duties under this Agreement or insubordination (defined as refusal to execute or carry out directions from the General Counsel or his/her duly appointed designees); or (v) a breach by the Employee of any provision of any material policy of the Company or of her obligations under the confidentiality, non-competition and invention ownership agreement executed by the Employee and attached hereto as Exhibit A (the “Confidentiality Agreement”). The Company shall exercise its right to terminate the Employee’s employment for Cause by giving the Employee written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Employee’s employment for Cause, the Employee shall be entitled to receive only (i) earned hourly pay through the date of such termination of employment (ii) any other compensation and benefits to the extent actually earned by the Employee under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid and (iii) any reimbursement amounts owed.

6. The Employment Agreement dated January 10, 2007 is terminated upon the effective date of this Agreement and all rights, privileges, duties and obligations arising thereunder shall expire and be null and void as of such date, provided that, notwithstanding the foregoing, the Confidentiality/Non-Compete Agreement executed on June 23, 1997 and the Indemnification Agreement executed on March 1, 2000 are incorporated herein by reference and shall each remain in full force and effect according to their terms.

7. Lydall agrees to pay Employee’s bonus for 2009 prorated to the date she actually changes from full time to part time status.

8. The invalidity or unenforceability of a particular provision hereof shall not affect the other provisions of this Agreement, and it shall be construed in all respects as if such invalid or unenforceable provision were omitted. In the event any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall remain valid and binding in accordance with its terms.

9. The rights and obligations of Employee under this Agreement shall inure to the benefit of, and shall be binding upon the successors and assigns of Lydall. Employee cannot assign her rights and obligations hereunder to any other person or organization.

10. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut, and both Parties hereby consent to the exclusive jurisdiction of the state and federal courts of the State of Connecticut with respect to any disputes relating to this Agreement.

11. This Agreement may be amended or any provision waived only in a writing signed by both Parties.

12. No Disparagement. Neither party shall during the period of the Employee’s employment with the Company, nor following the date of termination of her employment for any reason, publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the other party and in the case of the Company, this shall include any of its subsidiaries or affiliates or any of their shareholders, directors, officers, employees or agents. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. The parties agree that the terms of this Section shall survive the term of this Agreement and the termination of the Employee’s employment.

13. Covenant to Notify Management. The Employee agrees to abide by the ethics policies of the Company as well as the Company’s other rules, regulations, policies and procedures. The Employee agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Employee is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Employee agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Employee understands that the Employee is precluded from filing a complaint with any governmental agency or court having jurisdiction over wrongful conduct unless the Employee has first notified the Company of the facts and permits it to investigate and correct the concerns.

14. Statute of Limitations. The Employee and the Company hereby agree that there shall be a one year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Employee’s employment by the Company. If such a claim is filed more than one year subsequent to the Employee’s last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.

Dated this 14th day of October, 2009.

Lydall, Inc.

By:	/s/ Dale G. Barnhart	By:	/s/ Mary A. Tremblay
	Dale G. Barnhart		Mary A. Tremblay
President & Chief Executive Officer